EXHIBIT 10.15

August 16, 2011

Edwin J. Basart
960 Stewart Dr.
Sunnyvale, CA 94085

Re:	ShoreTel, Inc. Board Observer Rights Agreement

Dear Ed:

Upon the expiration of your term as a member of the Board of Directors of ShoreTel, Inc. on November 9, 2011, you shall be appointed a Special Advisor to the Board and shall be granted Board observer rights as set forth herein.

Part I: Board Observer

So long as you are an officer of the Company, you shall be eligible to serve as Special Advisor to the Board and the Company will (i) permit you (the “Observer”) to attend the regularly scheduled quarterly meetings (“Board Meetings”) of the Board of Directors of the Company (the “Board”) in a non-voting, observer capacity and (ii) shall provide to the Observer, concurrently with the members of the applicable Board, and in the same manner, notice of each such meeting and a copy of all materials provided to such members in connection with Board meetings (the “Board Materials”). You acknowledge that the Company may from time to time hold special meetings of the Board in between its regularly scheduled quarterly meetings and that the provisions of Part I of this letter agreement shall not apply to such special meetings, except that the Company will provide you with minutes of any such special meetings of the Board.

Notwithstanding the foregoing, you may be excluded from any portion of any Board Meeting and shall not be entitled to receive any Board Materials to the extent (i) necessary to preserve the attorney-client privilege of either of the Company, or (ii) the Board determines in good faith that the matters to be discussed (or otherwise disclosed in the Board Materials, as applicable) are (a) of such a highly confidential and sensitive nature that it would not be in the best interests of the Company for such matters to be disclosed to you, or (b) that you (or your affiliates) have interests with respect to a matter that are potentially in conflict with the interests of the Company.

960 Stewart Dr., Sunnyvale, CA 94085 USA  +1 (800) 425-9385

Part II: Confidentiality and Non-Disclosure

You agree that any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which you have been or shall become privy by reason of this letter or the rights it creates, shall be “confidential information” for purposes of the Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and the Company.

Part III: Non-Assignability and Termination

Your rights and Special Advisor appointment described herein are not assignable and shall terminate and be of no further force or effect upon the earlier of (i) November 9, 2014, unless extended by the Board of Directors, (ii) an acquisition of the Company, or (iii) as otherwise provided herein. The confidentiality provisions hereof will survive any such termination.

Very truly yours,

SHORETEL, Inc.

/s/ Peter Blackmore
Peter Blackmore, CEO

Accepted and agreed:

Edwin J. Basart

By:____/s/ Edwin J. Basart__________________________

Date:________8/17/2011______________________

960 Stewart Dr., Sunnyvale, CA 94085 USA  +1 (800) 425-9385